Exhibit 4.1
FOURTH SUPPLEMENTAL INDENTURE
THIS FOURTH SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) is dated as of December 1, 2011, by and among Zayo Group, LLC, a Delaware limited liability company (the “Company”), and Zayo Capital, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors named on the signature pages hereto, and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).
WITNESSETH:
WHEREAS, the Issuers, the Guarantors (as defined in the Indenture referred to below) and the Trustee have executed and delivered an indenture, dated as of March 12, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 13, 2010 (the “First Supplemental Indenture”), between Zayo Fiber Solutions, LLC, and the Trustee, the Second Supplemental Indenture, dated as of September 20, 2010 (the “Second Supplemental Indenture”), among the Issuers, the Guarantors party thereto and the Trustee, and the Third Supplemental Indenture, dated as of November 5, 2010 (the “Third Supplemental Indenture”), among American Fiber Systems Holding Corporation, American Fiber Systems, Inc. and the Trustee (such Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, the “Indenture”);
WHEREAS, the Indenture provides for the issuance of an unlimited aggregate principal amount of 10.25% Senior Secured First-Priority Notes due 2017 (the “Notes”); and
WHEREAS, pursuant to and in accordance with Section 9.01(4) of the Indenture, the Issuers, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree as follows:
ARTICLE I
AMENDMENTS
Section 1.1 Amendment to Section 1.01.
The definition of “Permitted Additional Pari Passu Obligations” is hereby replaced in its entirety with the following:
“Permitted Additional Pari Passu Obligations” means any obligation under any Additional Notes or any other indebtedness (whether or not consisting of Additional Notes) not more than equally and ratably secured on a first-lien basis with the Notes by Liens on the Collateral (it being understood, for the avoidance of doubt, that Permitted Additional Pari Passu Obligations may be secured on a first-lien basis with the Notes by Liens on less than all of the Collateral); provided that, as of the date of Incurrence of such Permitted Additional Pari Passu Obligations, after giving effect thereto and the application of proceeds therefrom, the Consolidated Secured Debt Ratio of the Company and its Restricted Subsidiaries would be no greater than 3.5 to 1.0.

ARTICLE II
MISCELLANEOUS
Section 2.1 Effect of this Supplemental Indenture.
This Supplemental Indenture supplements the Indenture and shall be a part, and subject to all the terms, thereof. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Supplemental Indenture.
Section 2.2 Capitalized Terms.
Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
Section 2.3 Governing Law.
THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 2.4 Counterparts.
The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 2.5 Effect of Headings.
The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 2.6 The Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and Guarantors.
Section 2.7 Benefits Acknowledged.
Each Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

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Section 2.8 Successors and Assigns.
All agreements of the Issuers and the Guarantors in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 2.9 Severability.
If any provision of this Supplemental Indenture is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision and this Supplemental Indenture shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.
[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

THE ISSUERS:

ZAYO GROUP, LLC

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Chief Financial Officer

ZAYO CAPITAL, INC.

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Chief Financial Officer
Fourth Supplemental Indenture

THE GUARANTORS: ZAYO COLOCATION, INC. AMERICAN FIBER SYSTEMS, INC. AMERICAN FIBER SYSTEMS HOLDING CORP. FIBERNET TELECOM, INC. LOCAL FIBER, LLC

By:	/s/ Ken desGarennes
Name: Ken desGarennes Title: Chief Financial Officer
Fourth Supplemental Indenture

THE TRUSTEE:

The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Raymond Torres
Name: Raymond Torres
Title: Senior Associate
Fourth Supplemental Indenture